Exhibit 99.1
CONTACTS:
Investor Relations
(718)709-2202
ir@jetblue.com
Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com
JETBLUE ANNOUNCES SECOND QUARTER RESULTS
New York, NY (July 23, 2009) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the second quarter 2009:
•	Operating income for the quarter was $76 million, resulting in a 9.4% operating margin, compared to operating income of $21 million and a 2.4% operating margin in the second quarter of 2008.

•	Pre-tax income for the quarter was $36 million, which includes an accounting gain of $6 million related to the valuation of JetBlue’s auction rate securities. Excluding this accounting gain, JetBlue’s pre-tax income for the quarter would have been $30 million. This compares to a pre-tax loss of $13 million in the second quarter of 2008.

•	Net income for the second quarter was $20 million, or $0.07 per diluted share. Excluding the accounting gain, JetBlue’s net income for the quarter would have been $14 million, or $0.05 per diluted share. This compares to JetBlue’s second quarter 2008 net loss of $9 million, or $0.04 per diluted share.
“We are pleased to report our second consecutive quarterly profit against the backdrop of a very difficult economic environment,” said Dave Barger, JetBlue’s CEO. “These results would not have been possible without the efforts of JetBlue’s outstanding crewmembers, who continue to be recognized with awards for exceptional customer service. We believe our strong brand, unique value proposition and ongoing focus on maintaining financial strength will position us for continued success in this recessionary environment. Despite a challenging revenue outlook, we continue to expect to generate a profit every quarter this year.”
Operational Performance
Operating revenues for the quarter totaled $807 million, representing a decline of 6.0% over the second quarter of 2008. Revenue passenger miles for the second quarter decreased 3.1% to 6.5 billion on a 1.7% decline in capacity, resulting in a second quarter load factor of 79.5%, a decrease of 1.1 points year over year.
Yield per passenger mile in the second quarter was 11.02 cents, down 4.4% compared to the second quarter of 2008. Passenger revenue per available seat mile (PRASM) for the second quarter 2009 decreased 5.7% on a year over year basis to 8.76 cents and operating revenue per available seat mile (RASM) decreased 4.4% year-over-year to 9.80 cents.

Operating expenses for the quarter decreased 12.7%, or $107 million, over the prior year period. JetBlue’s operating expense per available seat mile (CASM) for the second quarter decreased 11.2% year-over-year to 8.88 cents. Excluding fuel, CASM increased 9.6% to 6.12 cents.
Fuel Expense and Hedging
During the second quarter, approximately 9% of JetBlue’s fuel consumption was hedged. As a result, JetBlue’s realized fuel price in the second quarter was $1.97 per gallon, a 37.9% decrease over second quarter 2008 realized fuel price of $3.17. JetBlue realized $42 million in fuel hedging losses during the quarter related to hedge positions it entered into in 2008.
JetBlue continued to realize significant cash savings from lower fuel prices during the quarter as a result of restructuring its fuel hedge portfolio last year. At the end of the quarter, JetBlue had posted approximately $14 million in cash collateral with fuel hedge counterparties related to its remaining 2009 fuel hedge contracts.
During the second quarter, JetBlue began to rebuild its 2009 and 2010 fuel hedge portfolio with the addition of crude oil call options and heating oil collar contracts. JetBlue has hedged approximately 9% of its third quarter estimated fuel consumption, 22% of its fourth quarter estimated fuel consumption and 15% of its 2010 estimated fuel consumption with a combination of crude call options and heating oil collars.
JetBlue expects an average price per gallon of fuel, including the impact of hedges, of $2.03 in the third quarter and $1.97 for the full year 2009.
Balance Sheet Update
JetBlue ended the second quarter with approximately $880 million in cash and cash equivalents. This cash balance excludes an $84 million line of credit, which JetBlue paid down to zero during the quarter.
In addition, JetBlue had $227 million of auction rate securities, net of unrealized losses, at the end of the quarter. JetBlue recorded a $6 million accounting gain in the second quarter related to the valuation of some of its auction rate securities. The accompanying financial tables contain further information regarding this gain.
During the second quarter, JetBlue raised approximately $300 million in net proceeds from an equity issuance and convertible debt offering. “JetBlue’s ability to access the capital markets, along with our continued focus on liquidity, has helped increase our financial flexibility,” said Ed Barnes, JetBlue’s CFO. “We believe this flexibility will position us to take advantage of the eventual economic recovery.”
Third Quarter and Full Year Outlook
Looking ahead, for the third quarter of 2009, JetBlue expects to report an operating margin between six and eight percent. Pre-tax margin for the quarter is expected to be between negative one and one percent. PRASM is expected to decrease between eight and 11 percent year over year. RASM is expected to decrease between seven and ten percent year over year. CASM is expected to decrease between 12 and 14 percent over the year-ago period. Excluding fuel, CASM in the third quarter is expected to increase between nine and 11 percent year over year. Capacity is expected to increase between one and three percent in the third quarter and stage length is expected to decrease roughly five percent over the same period last year.

For the full year 2009, JetBlue expects to report an operating margin between eight and ten percent. Pre-tax margin for the full year is expected to be between two and four percent. PRASM for the full year is expected to decrease between four and seven percent year over year. RASM for the full year is expected to decrease between two and five percent year over year. CASM for the full year is expected to decrease between eight and ten percent over full year 2008. Excluding fuel, CASM in 2009 is expected to increase between eight and ten percent year over year. Capacity for the full year 2009 is expected to be in a range of negative one to positive one percent compared to 2008 and stage length is expected to decrease about four percent over full year 2008.
JetBlue will conduct a conference call to discuss its quarterly earnings today, July 23, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.
About JetBlue
New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is pleased to offer customers Lots of Legroom and super-spacious Even More Legroom seats. JetBlue introduced complimentary in-flight e-mail and instant messaging services on aircraft “BetaBlue,” a first among U.S. domestic airlines. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 56 cities with 650 daily flights. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583), TTY/TDD 1-800-336-5530 or visit www.jetblue.com.
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2008 Annual Report on Form 10-K, Current Report on Form 8-K filed on June 1, 2009, and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended					Six Months Ended
	June 30,			Percent		June 30,			Percent
	2009	2008		Change		2009	2008		Change
OPERATING REVENUES
Passenger	$721	$779		(7.4)		$1,427	$1,527		(6.6)
Other	86	80		6.9		173	148		16.8

Total operating revenues	807	859		(6.0)		1,600	1,675		(4.5)

OPERATING EXPENSES
Aircraft fuel	227	370		(38.6)		441	678		(34.9)
Salaries, wages and benefits	192	168		14.3		377	346		9.2
Landing fees and other rents	54	49		8.5		104	100		3.4
Depreciation and amortization	56	46		23.3		111	91		22.5
Aircraft rent	32	32		(0.7)		64	64		(0.7)
Sales and marketing	38	42		(5.9)		75	80		(6.6)
Maintenance materials and repairs	34	32		6.4		71	65		9.4
Other operating expenses	98	99		(2.5)		208	213		(2.4)

Total operating expenses	731	838		(12.7)		1,451	1,637		(11.3)

OPERATING INCOME	76	21		260.9		149	38		286.2

Operating margin	9.4%	2.4%		7.0	pts.	9.3%	2.3%		7.0	pts.

OTHER INCOME (EXPENSE)
Interest expense	(49)	(56)		(13.6)		(98)	(115)		(14.8)
Capitalized interest	2	14		(86.8)		4	28		(86.1)
Interest income and other	7	8		(9.3)		1	20		(92.0)

Total other income (expense)	(40)	(34)		15.8		(93)	(67)		38.1

INCOME (LOSS) BEFORE INCOME TAXES	36	(13)				56	(29)

Pre-tax margin	4.5%	(1.5	) %	6.0	pts.	3.5%	(1.7	) %	5.2	pts.

Income tax expense (benefit)	16	(4)				24	(10)

NET INCOME (LOSS)	$20	$(9)				$32	$(19)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.08	$(0.04)				$0.13	$(0.08)

Diluted	$0.07	$(0.04)				$0.11	$(0.08)

Weighted average shares outstanding (thousands):
Basic	251,770	225,283				248,102	219,850
Diluted	323,262	225,283				319,482	219,850

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
	2009	2008	Change		2009	2008	Change
Revenue passengers (thousands)	5,691	5,637	1.0		10,982	11,155	(1.6)
Revenue passenger miles (millions)	6,545	6,756	(3.1)		12,585	13,319	(5.5)
Available seat miles (ASMs) (millions)	8,237	8,383	(1.7)		16,179	16,778	(3.6)
Load factor	79.5%	80.6%	(1.1	)pts.	77.8%	79.4%	(1.6	)pts.
Breakeven load factor (a)	78.6%	84.1%	(5.5	)pts.	77.1%	83.1%	(6.0	)pts.
Aircraft utilization (hours per day)	11.9	12.6	(5.7)		11.9	12.8	(6.4)

Average fare	$126.74	$138.13	(8.2)		$129.94	$136.90	(5.1)
Yield per passenger mile (cents)	11.02	11.53	(4.4)		11.34	11.47	(1.1)
Passenger revenue per ASM (cents)	8.76	9.29	(5.7)		8.82	9.10	(3.1)
Operating revenue per ASM (cents)	9.80	10.24	(4.4)		9.89	9.98	(1.0)
Operating expense per ASM (cents)	8.88	9.99	(11.2)		8.97	9.75	(8.1)
Operating expense per ASM, excluding fuel (cents)	6.12	5.59	9.6		6.24	5.71	9.2
Airline operating expense per ASM (cents) (a)	8.66	9.69	(10.6)		8.74	9.53	(8.3)

Departures	54,885	52,236	5.1		107,899	104,501	3.3
Average stage length (miles)	1,067	1,138	(6.2)		1,066	1,135	(6.1)
Average number of operating aircraft during period	147.4	139.6	5.6		144.9	138.0	5.0
Average fuel cost per gallon	$1.97	$3.17	(37.9)		$1.97	$2.91	(32.4)
Fuel gallons consumed (millions)	115	116	(1.1)		224	233	(3.6)
Percent of sales through jetBlue.com during period	75.6%	77.2%	(1.6	)pts.	75.8%	77.0%	(1.2	)pts.
Full-time equivalent employees at period end (a)					10,235	9,856	3.8

(a)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.
SELECTED CONSOLIDATED BALANCE SHEET DATA
      (in millions)

	June 30,	December 31,
	2009	2008
Cash and cash equivalents	$880	$561
Total long term investment securities	217	244
Total assets	6,510	6,020
Total debt	3,408	3,144
Stockholders’ equity	1,484	1,266
SOURCE: JetBlue Airways Corporation

JETBLUE AIRWAYS CORPORATION
NON-GAAP FINANCIAL MEASURES (b)

	Three Months Ended		Six Months Ended
	June 30, 2009		June 30, 2009
	$	Pre-tax margin	$	Pre-tax margin
	(millions)		(millions)
Income before tax, excluding unrealized holding gain (loss) on auction rate securities (ARS)
Income before income taxes, as reported	$36	4.5%	$56	3.5%

Unrealized holding gain (loss) of ARS	8	1.0%	—	0.0%
Put option related to ARS	(2)	-0.3%	(2)	-0.1%

ARS related gain (loss), net	6	0.7%	(2)	-0.1%

Income before taxes, excluding ARS gain (loss)	$30	3.8%	$58	3.6%

	$	Diluted EPS	$	Diluted EPS
	(millions)		(millions)
Net income, excluding unrealized holding gain (loss) of ARS
Net income, as reported	$20	$0.07	$32	$0.11
ARS related gain (loss), net of taxes	6	0.02	(2)	(0.01)

Net income, excluding ARS gain (loss)	$14	$0.05	$34	$0.12

(b)	In management’s view, it is useful for investors to consider separately the impact of the Company’s investments in auction rate securities and the related unrealized gains (losses) and the period-to-period fluctuations in our financial performance excluding these items. It is important to distinguish between those reasons that relate to our ongoing operations and those that are a result of these unrealized holding gains (losses). Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.